Exhibit 10.14

Form of Rule 10b5-1 Share Purchase Plan

This Rule 10b5-1 Share Purchase Plan (the “Purchase Plan”), is entered into on __________, 2008 by and between [________________] (“Broker”), Overture Acquisition Corp., a Cayman Islands exempted company with limited liability (the “Company”) and John F. W. Hunt (the “Sponsor”).

WHEREAS, Sponsor desires to establish a plan that qualifies for the affirmative defense and safe harbor provided by Rule 10b5-1 (“Rule 10b5-1”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) to purchase ordinary shares, par value $0.0001 per share (the “Shares”), of the Company, as described in the Company’s Registration Statement on Form S-1 relating to the initial public offering of the Company’s units (SEC File No. 333-146946, as amended).

WHEREAS, Sponsor desires to engage Broker as its exclusive agent to purchase Shares on its behalf in accordance with this Purchase Plan; and

WHEREAS, Sponsor has established or, prior to effecting transactions under this Purchase Plan will establish, an account (the “Account”) with Broker by executing an account agreement and all other necessary ancillary documents with Broker;

NOW, THEREFORE, Broker, the Company and Sponsor hereby agree as follows:

1. Engagement of Broker

During the term of this Purchase Plan, Broker shall act as Sponsor’s exclusive agent to purchase Shares pursuant to this Purchase Plan. Subject to the terms and conditions set forth herein, Broker hereby accepts such appointment and engagement.

2.  Trading Instructions

(a) Broker is authorized to begin purchasing Shares as agent for Sponsor as set forth herein pursuant to this Purchase Plan on the later of (i) the day after the Company files an initial preliminary proxy statement (the “Preliminary Proxy Statement”) with the Securities and Exchange Commission relating to effecting a merger, share capital exchange, asset acquisition, share purchase, reorganization or similar business combination (the “Business Combination”), with one or more operating businesses (the “Target”) and (ii) 60 calendar days after termination of the “restricted period” in connection with the Company’s initial public offering under Regulation M (the “Commencement Date”). Broker shall cease purchasing Shares on the Termination Date (as defined below). The period beginning on the Commencement Date and ending on the Termination Date is referred to herein as the “Plan Period”. For the avoidance of doubt, Broker shall not begin purchasing Shares as agent pursuant to this Purchase Plan, until it receives written notification from the Company and Sponsor of the Commencement Date in accordance with Section 5(a) herein. Such notice shall be given to Broker in writing by facsimile at [_______________] and [_______________], Attention: [_____________], and confirmed by telephone at [_____________].

(b) In accordance with Broker’s customary procedures, Broker will deposit Shares purchased hereunder into the Account against payment to Broker of the purchase price therefor and commissions and other fees in respect thereof.

(c) Broker will notify Sponsor of all transactions executed under this Purchase Plan pursuant to customary trade confirmations, which shall be provided within 24 hours of each transaction to John F. W. Hunt, c/o Maples Corporate Services Limited, PO Box 309, Ugland House,

Grand Cayman, KY1-1104 Cayman Islands, Attn: Bruce S. Mendelsohn, by facsimile at (212) 872-1002, confirmed by telephone at (212) 872-1000, with a copy to bmendelsohn@akingump.com

(d)(i) On each day on which the American Stock Exchange (the “Exchange”) is open for trading (each, a “Business Day”), Broker shall use commercially reasonable efforts to purchase, as agent and for the account of Sponsor in compliance with Rule 10b-18(b), the lesser of (x) the maximum number of Shares Sponsor is permitted to purchase under Rule 10b-18 on such Business Day and (y) the number of Shares to be purchased pursuant to the Share Repurchase Guidelines set forth on Appendix A hereto, provided, however, that to the extent such purchases would not constitute “Rule 10b-18 purchases” as defined under Rule 10b-18 solely as a result of Rule 10b-18(a)(13)(iv), Broker may upon the advice of counsel to Broker, disregard any restriction contained in Rule 10b-18(a)(13)(iv)(B) in determining the number of shares that may be purchased pursuant to clause (x) above.

(ii) Sponsor shall pay to Broker a commission of $[___] per Share so purchased.

(e) Broker will make, keep and produce promptly upon request a daily time-sequenced schedule of all Share purchases made under this Purchase Plan, on a transaction-by-transaction basis, including (i) size, time of execution and price of purchase; and (ii) the exchange, quotation system, or other facility through which the Share purchases occurred, which obligations are set forth under the heading “Daily Time-Sequenced Schedule Obligations” on Appendix A hereto.

(f) Sponsor agrees that this Purchase Plan constitutes an irrevocable limit order to purchase Shares pursuant to the terms of this Purchase Plan, including the Share Repurchase Guidelines set forth on Appendix A hereto.

3.  Broker’s Discretion to Deviate from Trading Instructions

(a) Subject to the Share Repurchase Guidelines and other terms and conditions set forth in this Purchase Plan, Broker shall have full discretion with respect to the execution of all purchases, and Sponsor acknowledges and agrees that Sponsor does not have, and shall not attempt to exercise, any influence over how, when or whether to effect such purchases of Shares pursuant to this Purchase Plan.

(b) Notwithstanding any provision herein to the contrary, including the provisions of Section 2(d)(i), in the event that, on any Business Day, in the opinion of Broker’s counsel, effecting purchases hereunder would result in a violation of applicable law or a breach of any contract to which Broker or its affiliates are a party or by which it or its affiliates are bound or such purchases would result in a violation of applicable law by Sponsor (collectively, “Restrictions”), Broker may refrain from purchasing Shares or purchase fewer than the otherwise applicable number of Shares to be purchased set forth in the Share Repurchase Guidelines, as determined by Broker, in its discretion with regard to such Restrictions.

4.  Termination Date

This Purchase Plan shall terminate upon the Termination Date. “Termination Date” means the earliest of:

(a) the Business Day immediately preceding the record date for the meeting of shareholders at which the Business Combination is to be voted upon by the Company’s shareholders;

(b) the Business Day on which the aggregate purchase price for all Shares purchased under this Purchase Plan equals $5.0 million; provided that, for avoidance of doubt, in no event shall the aggregate purchase price for all Shares purchased under this Purchase Plan exceed $5.0 million;

(c) the date that Broker receives notice that Sponsor has filed a petition for bankruptcy or reorganization, or a petition for bankruptcy has been filed against Sponsor and has not been dismissed within sixty (60) calendar days of its filing;

(d) the date that Sponsor or any other person publicly announces a tender or exchange offer with respect to the Shares or effecting a merger, share capital exchange, asset acquisition, share purchase, reorganization or other similar business combination or transaction as a result of the consummation of which the Shares would be exchanged or converted into cash, securities or other property; and

(e) the date following the date on which the Company publicly announces that it does not intend to proceed with the Business Combination that was the subject of the Preliminary Proxy Statement; and

(f) such time as Broker determines, in its sole discretion, that it is prohibited for any reason from engaging in purchasing activity as Sponsor’s agent under this Purchase Plan.

If Broker determines that any event specified in Paragraphs (b), (c), (d), (e), or (f) of this Section 4 has occurred, Broker shall promptly notify Sponsor that this Purchase Plan has terminated pursuant to the terms of this Section 4 and the date of such termination.

5.  Representations, Warranties and Covenants

(a) From the date hereof until the Termination Date, each of the Company and Sponsor agrees not to discuss with Broker the Company’s business, operations or prospects or any other information likely to be related to the value of the Shares or likely to influence a decision to sell Shares. Notwithstanding the preceding sentence, with the approval of counsel to Broker, Sponsor and the Company may communicate with Broker personnel who are not responsible for, and have no ability to influence, the execution of this Purchase Plan. Notwithstanding the first sentence in this paragraph, the Company and Sponsor shall jointly provide Broker with a written notification of (i) the Commencement Date, whether the shareholders of the Target have voted on the Business Combination prior to the Commencement Date, and the Per Share Amount (as defined in Appendix A) as soon as practicable after the Preliminary Proxy Statement is filed by the Company with the Securities and Exchange Commission, (ii) the filing of any annual report on Form 10-K or quarterly report on Form 10-Q subsequent to the Preliminary Proxy Statement and the per share trust amount contained therein and (iii) the mailing of a proxy or other solicitation materials to shareholders of the Target with respect to a vote on the Business Combination or any fact that would make purchases under this Purchase Plan unlawful pursuant to Regulation M or otherwise, as soon as such fact is known to the Company or Sponsor.

(b) Sponsor represents and warrants to Broker that it has duly authorized this Purchase Plan and the transactions contemplated hereby.

(c) Sponsor agrees that it will not, and the Company agrees with Broker that neither it nor any “affiliated purchaser” as defined in Rule 10b-18 will, make any purchases of blocks as described in the proviso in Rule 10b-18(b)(4) during the four full calendar weeks immediately preceding the Commencement Date.

(d) Sponsor represents and warrants to Broker that it is not aware of any material, nonpublic information concerning the Company or its securities (“Material, Nonpublic Information”) and is entering into this Purchase Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1.

(e) Broker represents and warrants to the Company and Sponsor that it has implemented reasonable policies and procedures, taking into consideration the nature of Broker’s business, to ensure that individuals making investment decisions will not violate the laws prohibiting trading on the basis of Material, Nonpublic Information. These policies and procedures include those that restrict any purchase or sale, or the causing of any purchase or sale, of any security as to which Broker has Material, Nonpublic Information, as well as those that prevent such individuals from becoming aware of or being in possession of Material, Nonpublic Information.

(f) From the date hereof until the Termination Date, Sponsor agrees not to enter into any hedging transaction with respect to any Shares.

(g) Each of the Company and Sponsor agrees that, during the period from the Commencement Date to the date falling that number of days following the Termination Date equal to the “restricted period” applicable to the Company, it will not engage in any “distribution” with respect to which the Shares are a “covered security” (as such terms are defined in Regulation M) or any other activity that would prohibit repurchase of Shares by Broker.

(h) Each of the Company and Sponsor represents and warrants that as of the time of execution of this Purchase Plan, it has not entered into any similar plan or agreement with respect to Shares or any security or interest convertible into or exchangeable for Shares. Each of the Company and Sponsor agrees that without the prior written consent of Broker, it shall not, during the Plan Period, directly or indirectly (including, without limitation, by means of a cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share), or any security convertible into or exchangeable for Shares.

(i) Each of the Company and Sponsor agrees to inform Broker (i) of any purchases made during the Plan Period by an “affiliated purchaser” as defined in Rule 10b-18 promptly upon becoming aware of such purchases and (ii) if any “affiliated purchaser” intends to make any such purchases, promptly upon being informed of such intention.

6.  Compliance with the Securities Laws

(a) It is the intent of the parties that this Purchase Plan comply with the requirements of Rule 10b5-1(c)(1)(i)(B), and the parties agree that this Purchase Plan shall be interpreted to comply with the requirements of Rule 10b5-1(c).

(b) Broker agrees to use its commercially reasonable efforts to satisfy the conditions of Rule 10b-18(b) as contemplated in Section 2(d)(i) in effecting purchases of Shares pursuant to this Purchase Plan.

7.  Indemnification

(a) Sponsor agrees to indemnify and hold harmless Broker (and its directors, officers, employees and affiliates) from and against all claims, liabilities, losses, damages and expenses (including reasonable attorney’s fees and costs) arising out of or attributable to (i) any material breach by the Company or Sponsor of this Purchase Plan (including the Company’s and Sponsor’s representations and warranties), and (ii) any violation by the Company or Sponsor of applicable laws or regulations with respect to the transactions contemplated by this Purchase Plan. This indemnification will survive the termination of this Purchase Plan. Sponsor will have no indemnification obligations hereunder in the case of gross negligence or willful misconduct of Broker or any other indemnified person or if Broker fails to comply with Section 6(b) hereof (unless such failure arises out of or is attributable to a breach by the Company or

Sponsor of its representations, warranties or obligations hereunder), as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(b) Notwithstanding any other provision herein, no party hereto will be liable to the other for (i) special, indirect, punitive, exemplary, or consequential damages, or incidental losses or damages of any kind, including but not limited to lost profits, lost savings, loss of use of facility or equipment, regardless of whether arising from breach of contract, warranty, tort, strict liability or otherwise, and even if advised of the possibility of such losses or damages or if such losses or damages could have been reasonably foreseen, or (ii) any failure to perform or for any delay in performance that results from a cause or circumstance that is beyond its reasonable control, including but not limited to failure of electronic or mechanical equipment, strikes, failure of common carrier or utility systems, severe weather, market disruptions or other causes commonly known as “acts of God.”

(c) The Company and Sponsor acknowledge and agree that Broker has not provided the Company or Sponsor with any tax, accounting or legal advice with respect to this Purchase Plan, including whether Sponsor would be entitled to any of the affirmative defenses under Rule 10b5-1 or entitled to the safe harbor of Rule 10b-18.

8.  General

(a) This Purchase Plan (including any Appendices, Annexes or Exhibits) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes any previous or contemporaneous agreements, understandings, proposals or promises with respect thereto, whether written or oral.

(b) This Purchase Plan will be governed by, and construed in accordance with, the laws of the State of New York, without regard to such State’s conflict of laws rules.

(c) This Purchase Plan and each party’s rights and obligations hereunder may not be assigned or delegated without the written permission of the other party and shall inure to the benefit of each party’s successors and permitted assigns, whether by merger, consolidation or otherwise.

(d) This Purchase Plan may be executed in two or more counterparts and by facsimile signature.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have signed this Purchase Plan as of the date first written above.

[____________________________]

By:
Name:
Title:

Overture Acquisition Corp.

By:
Name: Marc J. Blazer
Title: President and Treasurer

By:
Name: John F. W. Hunt

APPENDIX A

Share Repurchase Guidelines

Purchase Price Range	Number of Shares to be Purchased
$___[Per Share Amount] or below[1]	Broker is to buy $5.0 million of Shares (AMEX: NLX), excluding commissions, subject to the conditions of Rule 10b-18(b) and less the aggregate purchases of any Shares previously purchased.

Daily Time-Sequenced Schedule Obligations

Obligor	Obligation
Broker	Broker is to make, keep and produce promptly upon request a daily time-sequenced schedule of all Share purchases made under this Purchase Plan, on a transaction-by-transaction basis, including:
• size, time of execution, price of purchase; and
• the exchange, quotation system, or other facility through which the Share purchase occurred.

All Share amounts and limit prices listed herein shall be increased or decreased to reflect share splits should they occur.

[1]

The Per Share Amount shall be the amount per share held in the Company’s trust account, as reported in the Preliminary Proxy Statement or any subsequently filed annual report on Form 10-K or quarterly report on Form 10-Q, as applicable, filed prior to such purchase, until the earlier of the expiration of the Buyback Period or until such purchases reach $5.0 million in total.